EXHIBIT 99

[ON logo appears here]

Everett Tackett, APR	Rudy Garcia

Director Public Relations	Director Investor Relations

ON Semiconductor	ON Semiconductor

(602) 244-4534	(602) 244-3437

everett.tackett@onsemi.com	rudy.garcia@onsemi.com

         ON Semiconductor Names Proven Leader as Senior Vice President of Sales and Marketing

         William R. Bradford to lead global sales and marketing as the company prepares for growth

PHOENIX, Ariz. – March 29, 2002 – ON Semiconductor (Nasdaq: ONNN) today announced that it has appointed William R. Bradford as senior vice president of sales and marketing, completing an aggressive industry-wide search that the company initiated less than two months ago.

         Bradford most recently served as the vice president of European sales and marketing with Cypress Semiconductor, a provider of high-performance integrated circuits for network infrastructure and access equipment.

         During his 11-year career with Cypress, Bradford held positions of increasing responsibility in the sales environment including senior director of North American sales – East; Southeast area sales manager; regional sales manager; and senior field sales engineer. Bradford started his semiconductor sales career with Texas Instruments as a technical sales representative.

         “Bill’s ability to build highly-successful sales organizations will be an important component in the company’s strategy to go to the next level,” said Steve Hanson, ON Semiconductor president and CEO. “His energy and skill in working as a cross-functional team player brings value that extends beyond sales.”

         Bradford earned his bachelor of science in electrical engineering from Rose-Hulman Institute of Technology and a master of science in management from the University of Alabama.

         Bradford replaces Michael Rohleder who, as previously announced, left the company in January.

About ON Semiconductor

         ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s Web site at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

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